UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 21, 2014

Medytox Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-54346	54-2156042
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

__________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Medytox Solutions, Inc. (the "Company"), through its wholly-owned subsidiary Medytox Diagnostics, Inc. ("MDI"), acquired all of the outstanding stock of Epinex Diagnostics Laboratories, Inc. on August 26, 2014. The acquisition is further described below under Item 8.01 Other Events. In connection with the acquisition, the Company issued 100,000 shares of its newly-authorized Series E Convertible Preferred Stock, par value $.0001 per share (the "Series E Preferred Stock"), which is described below.

On August 21, 2014, the Company filed a Certificate of Designation with the Secretary of State of the State of Nevada to authorize the issuance of up to 100,000 shares of Series E Preferred Stock. With respect to dividends and liquidation rights, the Series E Preferred Stock ranks (i) on a parity with the Company's Common Stock, par value $.0001 per share (the "Common Stock"); (ii) senior to any class or series of Preferred Stock of the Company created in the future not specifically ranking by its terms senior to or on a parity with the Series E Preferred Stock; (iii) junior to any other class or series of Preferred Stock created in the future specifically ranking by its terms senior to the Series E Preferred Stock; and (iv) on a parity with the Series B Non-Convertible Preferred Stock, par value $.0001 per share, of the Company, the Series D Convertible Preferred Stock, par value $.0001 per share, of the Company, and any other class or series of Preferred Stock created in the future specifically ranking by its terms on a parity with the Series E Preferred Stock.

Each holder of Series E Preferred Stock is entitled to receive dividends at the same time any dividends are declared and set apart on any shares of Common Stock, in an amount equal to the amount such holder would have received if the Series E Preferred Stock were converted to Common Stock. Each share of the Series E Preferred Stock votes with the Common Stock on all matters submitted to the holders of Common Stock and has one vote per share.

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of Series E Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to the stockholders (participating with the holders of Common Stock), the amount which such holder would have received if such holder's shares of Series E Preferred Stock had been converted to shares of Common Stock immediately prior to the time of such distribution. Each holder of shares of Series E Preferred Stock may convert some (in minimum amounts of at least 25,000 shares) or all of its shares of Series E Preferred Stock into the number of shares of Common Stock equal to (i) the quotient of (i) 8 divided by (ii) the market price of the Common Stock. All shares of Series E Preferred Stock outstanding on the second anniversary of the original issuance date shall be automatically converted into shares of Common Stock.

The shares of Series E Preferred Stock are not transferable without the prior written consent of the Company.

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Item 8.01     Other Events.

On August 26, 2014, MDI purchased all of the outstanding stock of Epinex Diagnostics Laboratories, Inc., a California corporation ("EDL"), from its parent company, Epinex Diagnostics, Inc. ("EDI"), pursuant to a stock purchase agreement. EDL is a clinical lab in Tustin, California.

The purchase price was an aggregate of $500,000 in cash ($100,000 payable at closing and the remainder to be paid in installments over the next 18 months) and 100,000 shares of Series E Preferred Stock. The stock purchase agreement contained customary representations, warranties and covenants of the parties.

There were no material relationships between the Company, MDI or any of our affiliates or EDI, other than with respect to the stock purchase agreement. A copy of the stock purchase agreement is filed as an exhibit to this Form 8-K.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Item

3.1	Certificate of Designation for the Series E Convertible Preferred Stock, par value $.0001 per share, of Medytox Solutions, Inc.

10.1	Stock Purchase Agreement, dated as of August 26, 2014, by and among Epinex Diagnostics Laboratories, Inc., Epinex Diagnostics, Inc., Medytox Diagnostics, Inc. and Medytox Solutions, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDYTOX SOLUTIONS, INC.

Date: August 28, 2014	By:	/s/ Jace Simmons
Jace Simmons Chief Financial Officer

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